EXHIBIT 5.1

[OPINION OF MCBREEN & KOPKO]

April 20, 2006

Sonic Foundry, Inc.

222 West Washington Avenue

Suite 775

Madison, WI 53703

AMENDMENT NO. 2 TO

REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Amendment No. 2 to Registration Statement on Form S-3 which you intend to file with the Securities and Exchange Commission on or about April 21, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,024,399 shares of your Common Stock (the “Shares”), 747,418 shares of which are currently outstanding and 276,981 shares of which may be issued upon exercise of certain warrants, to be sold by certain stockholders described in the Registration Statement (the “Selling Stockholders”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the section entitled “Plan of Distribution.”

It is our opinion that the Shares, when sold by the Selling Stockholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,

MCBREEN & KOPKO

/s/ MCBREEN & KOPKO

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